Exhibit 5.1

April 27, 2004

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

          We have been requested by DiaSys Corporation (the "Company"), a Delaware corporation, to furnish our opinion in connection with the Company's Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission (the Commission") under the Securities Act of 1933, as amended (the "Act"), covering an aggregate of 2,483,600 shares (the "Shares") of the Company's common stock, par value $0.001 per share, to be offered and sold by the selling stockholders named therein. In connection with the foregoing, we have made such examination as we have deemed necessary for the purpose of rendering this opinion.

          Based upon such examination, it is our opinion that under the Delaware General Corporation Law the Shares have been duly authorized and, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours, Levy & Droney PC

By: S/ RICHARD T. KEPPELMAN
Richard Keppelman, a Principal